Exhibit 10.15

March 15, 2019

Dear      :

I am very pleased to share that you will participate in the Dun & Bradstreet (D&B) Cost Savings Achievement Plan.

The cost savings incentive earned will be based on the achievement of specified levels of cost savings achieved beginning February 8, 2019. Cost savings are defined as the annualized net expense savings from specific actions taken by management. The Board of Directors (or the Compensation Committee of the Board of Directors) has final authority to determine whether a specific amount will qualify as a cost savings. No incentive bonus will be earned until the annualized cost savings amount reaches $75 million. Your target incentive at various total cost savings levels are as follows (subject to the provisions below). If the cost savings achieved are between levels in the table below, your target incentive amount will be interpolated.

Total Cost Savings	Target Incentive Amount
$100 million	$	xxx,xxx
$125 million	$	xxx,xxx
$200 million	$	xxx,xxx
$250 million	$	xxx,xxx

50% of your target incentive amount will be paid based on the cost savings achieved, and 50% will be paid at the discretion of D&B’s CEO and President based on your contributions to the success of the Cost Savings Achievement Plan. Payouts are contingent upon your continued employment.

The payout schedule is as follows:

•       Q1 2020: 100% of your target incentive paid based on 2019 cost savings achieved (50% based on cost savings achievement and 50% paid at the discretion of the CEO and President based upon your contribution to the cost savings achievement)

•       Q2 2020: 50% of your target incentive paid based on Q1 2020 cost savings achieved, with the remaining 50% paid out 1 year later at the discretion of the CEO and President based upon your contribution to the cost savings achievement

•       Q3 2020: 50% of your target incentive paid based on Q2 2020 cost savings achieved, with the remaining 50% paid out 1 year later at the discretion of the CEO and President based upon your contribution to the cost savings achievement

The quarterly payout pattern modeled in Q2 2020 and Q3 2020 will continue until the end of the Cost Savings Achievement Plan, which is determined at the discretion of the Board of Directors (or the Compensation Committee of the Board of Directors).

Congratulations on being a part of this critical program. You are among a small group of executives who have the greatest impact on the performance of D&B. We are counting on you to drive organizational performance. Thank you for your dedication to D&B.

Sincerely,

Anthony Jabbour	Stephen C. Daffron
Chief Executive Officer	President